UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2013

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0971239
(State of Incorporation)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of Principal Executive Offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 21, 2013, Brady Corporation (the "Company") issued a press release announcing its fiscal 2013 second quarter financial results. A copy of the press release is being furnished to the Securities and Exchange Commission as Exhibit 99.1 attached hereto and is incorporated herein by reference.

Item 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On February 20, 2013, the Board of Directors of Brady Corporation approved a reorganization of the Company into three global product-based business platforms effective May 1, 2013, and a restructuring action to reduce approximately 5-7% of the Company's global workforce. Upon completion of the reorganization, the platforms will be Identification Solutions, Workplace Safety and Die Cut, with Matthew O. Williamson, Scott Hoffman and Stephen Millar, respectively, slated to lead these businesses. Mr. Williamson is currently Vice President of the Company and President--Brady Americas, Mr. Hoffman is currently Vice President--Corporate and Business Development of the Company and Mr. Millar is currently Vice President of the Company and President--Brady Asia Pacific. The Company is implementing the reorganization and restructuring actions to further enhance its coordinated global business strategies for each business platform, to improve efficiency of operations, to promote greater customer focus and to reduce operating expenses. The Company will begin segment reporting in the three business platforms in the fourth fiscal quarter of 2013.

In connection with the restructuring action, the Company expects to incur pre-tax cash charges of approximately $15-$18 million, primarily related to employee severance/termination benefits, substantially all of which will result in cash expenditures. The Company expects to recognize most of these charges in the third and fourth quarters of fiscal 2013 and complete most of the restructuring by the end of fiscal year 2013. Upon completion of the restructuring action, the Company expects to realize annualized savings of approximately $25-$30 million from the restructuring.

A copy of the press release issued by the Company in connection with the reorganization and restructuring action is being furnished to the Securities and Exchange Commission as Exhibit 99.1 attached hereto and is incorporated herein by reference.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 20, 2013, Peter C. Sephton, who serves as Vice President of the Company and President--Brady EMEA, notified the Company of his intent to resign these positions effective April 30, 2013. Mr. Sephton will remain employed with the Company for the period after his resignation of these positions through July 31, 2013 in order to assist the Company in its reorganization to three global product-based business platforms, at which time Mr. Sephton will retire. The Company anticipates entering into a written agreement with Mr. Sephton by the end of the current fiscal quarter in connection with his resignation and retirement that would provide for payment of his current salary and benefits through his retirement on July 31, a severance payment of GBP 340,000, including a portion of that sum as consideration for a non-compete covenant and up to GBP 5,000 for reimbursement of legal fees. Mr. Sephton's resignation and retirement was described in a press release issued by the Company in connection with the reorganization and restructuring action disclosed in Item 2.05 hereto which is furnished to the Securities and Exchange Commission as Exhibit 99.1 attached hereto and is incorporated herein by reference.

Upon completion of the reorganization described in Item 2.05 above, the following executive officer changes will be implemented:

President--Identification Solutions:  Matthew Williamson will become President--Identification Solutions and remain a Vice President of the Company.  There will be no immediate changes to Mr. Williamson's compensation as previously described in the Company's filings with the SEC as a result of his change in title.

President--Workplace Safety:  Scott Hoffman will become President--Identification Solutions and remain a Vice President of the Company.  Mr. Hoffman, 49, joined the Company in 1986 and has held a variety of sales, marketing and leadership positions at the Company.  Most recently he held the position of Vice President and General Manager--Americas from 2008 until he was appointed to his current position of Vice President--Corporate and Business Development in January 2009.  Mr. Hoffman participates in the Company's equity incentive and other benefit plans on a basis similar to other executive officers.  The Company currently has a Change of Control Agreement with Mr.  Hoffman, amended as of December 23, 2008, in the form filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended January 31, 2009, which is incorporated herein by reference.  There will be no immediate changes to Mr. Hoffman's compensation as a result of his change in title.

President--Die Cut:  Stephen Millar will become President--Die Cut and remain a Vice President of the Company and President-Brady Asia Pacific.  There will be no immediate changes to Mr. Millar's compensation as previously described in the Company's filings with the SEC as a result of his change in title.

None of Messrs. Williamson, Hoffman and Millar has any family relationship with any director or executive officer of the Company, nor is any a party to any related party transactions with the Company.  Pursuant to the Company's Bylaws, each will serve in his executive position at the discretion of the Company's Board of Directors.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit

99.1	Press Release of Brady Corporation, dated February 21, 2013, relating to second quarter fiscal 2013 financial results.
99.2	Informational slides provided by Brady Corporation, dated February 21, 2013, relating to second quarter fiscal 2013 financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: February 21, 2013

/s/ Thomas J. Felmer
Thomas J. Felmer
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of Brady Corporation, dated February 21, 2013, relating to second quarter fiscal 2013 financial results.
99.2	Informational slides provided by Brady Corporation, dated February 21, 2013, relating to second quarter fiscal 2013 financial results.